Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

COMPLETE GENOMICS, INC.

ARTICLE 1

The name of this corporation is Complete Genomics, Inc.

ARTICLE 2

The address of the Corporation’s registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 in the County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE 3

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“GCL”).

ARTICLE 4

The total number of shares of all classes of stock which the corporation shall have authority to issue is 100 shares of Common Stock, $.001 par value per share.

ARTICLE 5

Except as otherwise provided in this Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the corporation.

ARTICLE 6

The number of directors of the corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the board of directors or by the stockholders.

ARTICLE 7

Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE 8

Meeting of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the Bylaws of the corporation.

ARTICLE 9

To the maximum extent permitted by the GCL, as the same exists or as may hereafter be amended, a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the GCL is amended after approval by the stockholders of this Article 9 to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the GCL as so amended.

The corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the corporation or any predecessor of the corporation, or serves or served at any other enterprise as a director, officer, employee or agent at the request of the corporation or any predecessor to the corporation.

Neither any amendment nor repeal of this Article 9, nor the adoption of any provision of the corporation’s certificate of incorporation inconsistent with this Article 9, shall eliminate or reduce the effect of this Article 9 in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article 9, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE 10

The corporation shall indemnify to the full extent authorized or permitted by law (as now or hereafter in effect) any person made, or threatened to be made a party or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or an officer of the corporation or by reason of the fact that such person, at the request of the corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment to or repeal of this Article 10 shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

ARTICLE 11

The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.